Exhibit 99.1

Contact: Janet Kirkley,

704-532-3318

—For Immediate Release—

Speedway Motorsports Reports Results for Fourth Quarter and

Year Ended December 31, 2008 and Provides Full Year 2009 Guidance

CONCORD, NC (March 11, 2009) – Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported fourth quarter 2008 total revenues of $130.6 million and income from continuing operations of $18.1 million or $0.42 per diluted share. Full year 2008 results include total revenues of $611.0 million and income from continuing operations of $105.9 million or $2.44 per diluted share.

Full year corporate marketing and other event related revenues for NASCAR racing events reflect record year-over-year levels, largely offsetting the ongoing effects of challenging recessionary conditions on admission, merchandising and concession revenues. In the fourth quarter 2008, SMI decided to discontinue oil and gas operations, and the results for all periods presented are reclassified as discontinued operations. Also, SMI provided full year 2009 earnings guidance of $1.70 to $1.90 per diluted share as further described below.

Fourth quarter and full year 2008 results as compared to 2007 were impacted by, among other factors, the following:

•

New Hampshire Motor Speedway, acquired in January 2008, hosted two successful NASCAR Sprint Cup, one Nationwide and one Craftsman (now Camping World) Truck Series racing events during this year’s second and third quarters;

•	discontinuance of oil and gas operations in the fourth quarter 2008 as further described below; and

•	improved operating results of Motorsports Authentics as further described below.

Fourth Quarter Comparison:

For the fourth quarter 2008 as compared to 2007:

•	total revenues were $130.6 million in 2008 compared to $141.1 million in 2007;

•	equity investee after tax losses were $3.2 million or $0.07 per diluted share in 2008 compared to after tax losses of $36.5 million or $0.83 per diluted share in 2007;

•

income from continuing operations increased $29.3 million to $18.1 million or $0.42 per diluted share in 2008 compared to a loss from continuing operations of $11.3 million or $0.26 per diluted share in 2007;

•	after tax losses from discontinued operations were $23.0 million or $0.53 per diluted share in 2008 compared to $8.9 million or $0.20 per diluted share in 2007; and

•	net loss decreased $15.3 million to $4.9 million or $0.11 per diluted share in 2008 compared to $20.2 million or $0.46 per diluted share in 2007.

Full Year Comparison:

For the full year 2008 as compared to 2007:

•	total revenues increased $49.4 million to $611.0 million in 2008 compared to $561.6 million in 2007;

•	equity investee after tax earnings increased $59.0 million to $1.6 million or $0.04 per diluted share in 2008 compared to after tax losses of $57.4 million or $1.31 per diluted share in 2007;

•	income from continuing operations increased $54.3 million to $105.9 million or $2.44 per diluted share in 2008 compared to $51.6 million or $1.17 per diluted share in 2007;

•	after tax losses from discontinued operations were $25.9 million or $0.60 per diluted share in 2008 compared to $13.2 million or $0.30 per diluted share in 2007; and

•	net income increased $41.6 million to $80.0 million or $1.84 per diluted share in 2008 compared to $38.4 million or $0.87 per diluted share in 2007.

As previously announced, the Company purchased New Hampshire Motor Speedway on January 11, 2008 and Kentucky Speedway on December 31, 2008. These purchases and their results of operations after acquisition are reflected in the Company’s December 31, 2008 Selected Financial Data accompanying this release.

The Company decided to discontinue its oil and gas operations in the fourth quarter 2008 primarily because of ongoing challenges and business risks in conducting these activities in foreign countries. The results for all periods presented are reclassified as discontinued operations, and fourth quarter and full year 2008 results include an impairment charge on associated consolidated foreign investments.

The Company’s fourth quarter and full year 2007 results were significantly impacted by its 50% share of charges reflected by Motorsports Authentics (MA) for inventory, tooling, goodwill and other intangible assets impairment primarily due to certain NASCAR driver, team and sponsor changes and other excess merchandise inventory. No impairment charges were recorded in 2008. The improvement in MA’s fiscal 2008 results over last year reflect, among other factors, increased merchandise sales for a popular NASCAR driver who changed racing teams near 2007 year end, and ongoing MA strategic and operational changes.

2008 Fourth Quarter Highlights

Fourth quarter highlights include continuing strong levels of sponsorship revenues for NASCAR racing events, despite intensifying recessionary conditions. Major racing events held this fourth quarter include:

•	Lowe’s Motor Speedway – NASCAR Saturday night Bank of America 500 Sprint Cup and Friday night Dollar General 300 Nationwide Series racing events;

•	Atlanta Motor Speedway – NASCAR Pep Boys Auto 500 Sprint Cup and American Commercial Lines 200 Craftsman Truck Series racing events; and

•	Texas Motor Speedway – NASCAR Dickies 500 Sprint Cup, O’Reilly Challenge Nationwide, and Chevy Silverado 350K Craftsman Truck Series racing events.

SMI believes admissions, concessions, souvenir merchandising and other event related fourth quarter and full year 2008 revenues were negatively impacted by declines in consumer and corporate spending from the ongoing impact of recessionary conditions, including difficult consumer credit and housing markets. SMI also believes revenues were negatively impacted by poor weather surrounding certain NASCAR racing events held during 2008.

2009 Earnings Guidance

The Company estimates 2009 total revenues of $480-520 million, income from continuing operations of $73-82 million, depreciation and interest of $90-100 million, and diluted earnings per share from continuing operations of $1.70-1.90, assuming current industry trends continue, and excluding our 50% share of Motorsports Authentics joint venture operating results, non-core businesses, capital expenditures exceeding current plans, the impact of ongoing uncertain and unprecedented credit and economic conditions, increases in fuel prices, interest rates, geopolitical conflicts, poor weather surrounding our events or other unforeseen factors. The estimated total capital expenditures in 2009 are approximately $40-50 million.

Stock Repurchase Program and Dividends

During the full year 2008, the Company repurchased 526,000 shares of common stock for approximately $9.9 million under its previously announced stock repurchase program. In December 2008, the Company’s Board of Directors authorized SMI to repurchase up to an additional one million shares of outstanding common stock, for a program aggregate of three million shares, under the same terms and conditions as previous share repurchase authorizations. As of December 31, 2008, the total number of shares available for future repurchase under the program, as currently authorized, is 1,242,000.

On February 10, 2009, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share of common stock, aggregating approximately $3.9 million, payable on March 16, 2009 to shareholders of record as of March 2, 2009. The Board of Directors plans to evaluate cash dividends on a quarterly basis in the future.

Other Comments

“We are proud SMI can report record full year revenues and significantly increased net income for 2008 during these tough economic times. While challenging economic conditions continue into 2009, we remain confident that SMI’s business model uniquely positions us for stronger resilience than most other industries,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “SMI has significant contracted revenue and cash flow streams for 2009 and beyond, including NASCAR broadcasting, multi-year corporate marketing arrangements and other multi-year committed uses of our speedway facilities. For our 2009 racing season, all NASCAR Sprint Cup and Nationwide, and most Camping World Truck, event sponsorships are already sold. We are reducing many ticket and concession prices, and using innovative promotional campaigns, to help foster fan support and mitigate near-term ticket demand weakness.

“Almost four million fans attended SMI events in 2008, clearly demonstrating the strength of our tremendous and faithful fan base. Televised viewership increased for NASCAR’s 2008 Sprint Cup, Nationwide and Camping World Truck Series racing season, Sprint Cup racing remains the second highest rated regular season televised sport (only the National Football League is higher), and the Nationwide Series was the third highest rated cable broadcasted sport again in 2008, all of which show the continued strong appeal and demand for NASCAR racing at our first class venues.”

“While 2009 looks to be a challenging year, SMI’s longer-term outlook remains strong and more positive than recognized by the marketplace,” stated O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports. “While doubted at first, our successful first year owning New Hampshire Motor Speedway generated positive earnings. Also, we are excited about working with Kentucky state lawmakers on possible tax incentives to facilitate expansion and improvement of our new Kentucky Speedway, where we intend to realign a Sprint Cup Series event at the earliest opportunity. We believe, in time, Kentucky Speedway will undoubtedly join our successful history of investing in first class facilities in premium markets. We are looking forward to our Atlanta Motor Speedway’s upcoming inaugural Labor Day NASCAR Sprint Cup Pep Boys Auto 500 night race. These strategies, along with the prospects of ongoing improvements in NASCAR racing and merchandising, well position SMI for continued future long-term growth and increasing shareholder value, particularly when economic conditions improve.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Kentucky Speedway, Las Vegas Motor Speedway, Lowe’s Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally-owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of Motorsports Authentics merchandising joint venture; the success of expense reduction efforts; capital projects; expansion; economic conditions; dividends; stock repurchases; financing needs; insurance; litigation; taxes; discontinued oil and gas activities; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 11:00 AM (EDT) open to the public. To participate in the conference call, you may dial 888-735-0476 (toll-free) or 706-758-1524 (toll). The reference number is 87396704. A webcast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning at 1:00 PM (EDT) March 11th through 11:59 PM (EDT) March 25th. The reference number is 87396704. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman and Chief Financial Officer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data—Unaudited

For The Three and Twelve Months Ended December 31, 2008 and 2007

(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
INCOME STATEMENT DATA (a)(b)	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Revenues:
Admissions	$36,084	$43,676	$188,036	$179,765
Event related revenue	49,513	51,446	211,630	197,321
NASCAR broadcasting revenue	36,721	36,008	168,159	142,517
Other operating revenue	8,330	9,960	43,168	42,030

Total Revenues	130,648	141,090	610,993	561,633

Expenses and Other:
Direct expense of events	19,324	22,899	113,477	100,414
NASCAR purse and sanction fees	27,402	26,896	118,766	100,608
Other direct operating expense	6,123	8,405	34,965	34,484
General and administrative	18,941	20,263	84,029	80,913
Depreciation and amortization	12,061	11,357	48,146	44,475
Interest expense, net	9,494	6,026	35,914	21,642
Equity investee (earnings) losses	3,196	36,484	(1,572)	57,422
Other (income) expense, net	(11)	4,796	(1,077)	5,199

Total Expenses and Other	96,530	137,126	432,648	445,157

Income from Continuing Operations Before Income Taxes	34,118	3,964	178,345	116,476
Income Tax Provision	(16,039)	(15,220)	(72,442)	(64,892)

Income (Loss) from Continuing Operations	18,079	(11,256)	105,903	51,584
Loss from Discontinued Operations, Net of Taxes	(22,964)	(8,913)	(25,863)	(13,190)

Net Income (Loss)	($4,885)	($20,169)	$80,040	$38,394

Basic Earnings (Loss) Per Share:
Continuing Operations	$0.42	($0.26)	$2.44	$1.18
Discontinued Operations	(0.53)	(0.20)	(0.60)	(0.30)

Net Income (Loss)	($0.11)	($0.46)	$1.84	$0.88

Weighted average shares outstanding	43,212	43,597	43,410	43,735

Diluted Earnings (Loss) Per Share:
Continuing Operations	$0.42	($0.26)	$2.44	$1.17
Discontinued Operations	(0.53)	(0.20)	(0.60)	(0.30)

Net Income (Loss)	($0.11)	($0.46)	$1.84	$0.87

Weighted average shares outstanding	43,212	43,711	43,423	43,906

Major NASCAR-sanctioned Events Held During Period	5	5	22	19

Certain Race Schedule Changes:

•

New Hampshire Motor Speedway, acquired in January 2008, hosted one NASCAR Sprint Cup and one Nationwide Series racing event in the second quarter, and one Sprint Cup and one Camping World Truck Series racing event in the third quarter.

•	Lowe’s Motor Speedway hosted an inaugural major National Hot Rod Association racing event in the third quarter 2008.

•	Pole position qualifying for certain NASCAR racing events were cancelled due to poor weather (four in 2008 and one in 2007).

BALANCE SHEET DATA (a)(b)	12/31/2008	12/31/2007
Cash, cash equivalents and short-term investments	$58,065	$168,462
Total current assets	150,526	253,975
Property and equipment, net	1,195,540	1,051,168
Equity investments in associated entities	77,066	76,678
Goodwill and other intangible assets, net	583,328	155,993
Net assets of discontinued operations	14,689	28,527
Total assets	2,041,897	1,589,647

Deferred race event income, net	105,392	112,099
Total current liabilities	152,465	184,326
Revolving credit facility borrowings	350,000	98,438
Total long-term debt	686,480	428,460
Total liabilities	1,156,535	761,976
Total stockholders' equity	885,362	827,671

(a)	Reflects business acquisitions of New Hampshire Motor Speedway on January 11, 2008 and Kentucky Speedway on December 31, 2008, including results of operations after acquisition and financial condition as of December 31, 2008.
(b)	Oil and gas operations were discontinued in the fourth quarter 2008, and the net assets and operating results for all periods presented are reclassified as discontinued operations.